Exhibit 5.1

Bitdeer Technologies Group	D	+852 3656 6054 / +852 3656 6073
	E	nathan.powell@ogier.com rachel.huang@ogier.com

Reference: NMP/RYH/181962.00002

20 August 2024

Dear Sirs

Bitdeer Technologies Group (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-3 (File No. 333-278027) (the Registration Statement) as filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended and declared effective by the Commission on 2 April 2024, the base prospectus contained in the Registration Statement, the preliminary prospectus supplement dated 15 August 2024 and the final prospectus supplement dated 16 August 2024 (together, the Prospectus) relating to the Company's offering and sale of (i) an aggregate of US$150,000,000 principal amount of 8.50% convertible senior notes due 2029 (the Initial Notes) convertible into the class A ordinary shares of a par value of US$0.0000001 each of the Company (the Class A Shares) and (ii) at the election of the Underwriters (as defined below), up to an aggregate of US$22,500,000 additional principal amount of such 8.50% convertible senior notes due 2029 convertible into the Class A Shares (together with the Initial Notes, the Notes).

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Company's current report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus (the Form 6-K).

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Register and the Director’s Certificate (each as defined in Schedule 1) is accurate and complete as at the date of this opinion;

(e)
the CORIS Search (as defined in Schedule 1) which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(f)
all copies of the Registration Statement, the Prospectus, the Underwriting Agreement (as defined in Schedule 1), the Indentures (as defined in Schedule 1) and the Global Note (as defined in Schedule 1) are true and correct copies and the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note conform in every material respect to the latest drafts of the same produced to us and, where any of the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)
the Board Resolutions (as defined in Schedule 1) remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note which has not been properly disclosed in the Board Resolutions;

(h)
each of the parties to the Underwriting Agreement, the Indentures and the Global Note other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws;

(i)
each of the Underwriting Agreement, the Indentures and the Global Note has been authorised and duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands);

(j)
each of the Underwriting Agreement, the Indentures and the Global Note is legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, in the case of the Company, the laws of the Cayman Islands);

(k)
none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(i)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(ii)
neither the execution or delivery of the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures or the Global Note nor the exercise by any party to the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures or the Global Note of its rights or the performance of its obligations under them contravene those laws or public policies;

(l)
there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures, the Global Note or the transactions contemplated by them or restrict the powers and authority of the Company in any way;

(m)
no monies paid to or for the account of any party under the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively);

(n)
the express choice in each of the Underwriting Agreement, the Indentures and the Global Note of the laws of the State of New York as the governing law of that document was made in good faith and is valid and binding under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(o)
the issue of the Class A Shares upon the conversion of the Notes pursuant to the Underwriting Agreement, the Indentures and the Global Note at the time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Notes, would not result in the Company exceeding its authorised share capital; and upon the issue of any Class A Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and that such issuance will be duly registered, and will continue to be registered, in the Company's register of members;

(p)	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

(q)
the certificates for the Class A Shares will conform to the specimen as set out thereof and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Class A Shares, or, if uncertificated, valid book-entry notations for the issuance of the Class A Shares in uncertificated form will have been duly made in the share register of the Company;

(r)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Shares or the Notes;

(s)	at the time of the conversion of the Notes in accordance with its terms (the Conversion):

(i)	the Company will not have been struck off or placed in liquidation; and

(ii)	the issue price for each Class A Share issued upon the Conversion will not be less than the par value of such Class A Share;

(t)
neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets; and

(u)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar (as defined in Schedule 1).

Authorised share capital

(b)	The authorised share capital of the Company is US$50,000.00 divided into 500,000,000,000 shares of a par value of US$0.0000001 each comprising:

(i)	499,600,000,000 class A ordinary shares of a par value of US$0.0000001 each,

(ii)	200,000,000 class V ordinary shares of a par value of US$0.0000001 each, and

(iii)
200,000,000 undesignated shares of a par value of US$0.0000001 each, of such class or classes (however designated) as the board of directors may determine in accordance with Articles 8 and 9 of the Memorandum and Articles (as defined in Schedule 1).

Valid issuance of Class A Shares

(c)
When the board of directors of the Company has taken all necessary corporate action to authorise the issuance of the Class A Shares upon conversion of the Notes contemplated by the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note, and when the Class A Shares issued by the Company upon:

(i)
payment in full of the consideration as set out in the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note and in accordance with the terms set out in the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note and in accordance with the Board Resolutions and the Memorandum and Articles; and

(ii)	the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

(d)
When the board of directors of the Company has taken all necessary corporate action to authorise the issuance of the Notes contemplated by the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note, and the Indentures and the Global Note have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws, and when the Notes have been:

(i)	duly executed and delivered on behalf of the Company and authenticated in a manner set forth in the Indentures and the Global Note; and

(ii)
delivered by the Company upon payment in full of the consideration as set out in the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note and in accordance with the terms set out in the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures and the Global Note and in accordance with the Board Resolutions and the Memorandum and Articles, shall be duly executed, issued and delivered.

Registration statement – taxation

(e)
The statements contained in the Prospectus in the section headed “Taxation - Cayman Islands Taxation”, insofar as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Matters not covered

We offer no opinion:

(a)
as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the documents reviewed to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)
except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents reviewed and any other agreements into which the Company may have entered or any other documents; or

(c)
as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1
We hereby consent to the filing of this opinion as an exhibit to the Form 6-K to the reference to our firm under the headings "Enforceability of Civil Liability", “Taxation”, “Legal Matters” and elsewhere in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

6.2
This opinion may be used only in connection with the Class A Shares and the Notes by the Company while the Registration Statement and the Prospectus are effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

Documents examined

1	The certificate of incorporation of the Company dated 8 December 2021 issued by the Registrar of Companies of the Cayman Islands (the Registrar).

2
The amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 8 March 2023 and effective at the Acquisition Merger Effective Time (as defined therein) and filed with the Registrar on 13 April 2023 and the written resolutions by all the directors of the Company passed on 9 June 2023 and filed with the Registrar on 9 June 2023 (together, the Memorandum and Articles).

3	The certificate of good standing dated 9 August 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	The register of directors and officers of the Company dated 1 March 2024 (the Register).

5	A certificate from a director of the Company dated 20 August 2024 as to certain matters of facts (the Director's Certificate).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 20 August 2024 (the Register of Writs).

7	A search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 20 August 2024 (the CORIS Search).

8	The unanimously written resolutions of the board of directors of the Company passed on 13 August 2024.

9	The unanimously written resolutions of the pricing committee to the board of directors of the Company passed on 15 August 2024 (together with item 8 above, the Board Resolutions).

10	A New York law governed underwriting agreement dated 15 August 2024 between the underwriter(s) named therein (the Underwriters) and the Company (the Underwriting Agreement).

11	An indenture dated 20 August 2024 (the Base Indenture) between the Company and the trustee named therein (the Trustee).

12	A first supplemental indenture supplementing the Base Indenture dated 20 August 2024 between the Company and the Trustee (together with the Base Indenture, the Indentures).

13	The global note(s) constituting the Notes dated 20 August 2024 (the Global Note).

14	The Registration Statement and the Form 6-K.

15	The Prospectus.

SCHEDULE 2

Qualifications

Good standing

1
Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2
In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of members

3
Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Non-assessable

4
In this opinion, the phrase “non-assessable” means, with respect to the Class A Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5
We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Register of Writs

6	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

a.	any current or pending litigation in the Cayman Islands against the Company; or

b.	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Enforceability

7
The obligations assumed by the Company under the Indentures and the Global Note will not necessarily be enforceable in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)
a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)
a person who is not a party to the Indentures or the Global Note that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the relevant document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (Revised);

(f)
enforcement of an obligation of a party under the Indentures or the Global Note may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)
a provision of the Indentures or the Global Note that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in the Indentures or the Global Note releasing a party from a liability or duty otherwise owed may be limited by law;

(i)
a court will not enforce a provision of the Indentures or the Global Note to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)
a provision of the Indentures or the Global Note that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in the Indentures or the Global Note (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)
a court may not enforce a provision of the Indentures or the Global Note to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in the Indentures or the Global Note that involves the enforcement of any foreign revenue or penal laws;

(n)
where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)
enforcement or performance of any provision in the Indentures or the Global Note which relates to any shares, voting rights or other rights (Relevant Interest) that are subject to a restrictions notice issued pursuant to the Companies Act or the Limited Liability Companies Act (Revised) of the Cayman Islands (a Restrictions Notice) may be prohibited or restricted if any such Relevant Interest is or becomes subject to a Restrictions Notice.

8	A court may determine in its discretion the extent of enforceability of a provision of the Indentures or the Global Note that provides for or requires, as the case may be:

(a)	severability of any provision of the Indentures or the Global Note held to be illegal or unenforceable;

(b)
any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Indentures or the Global Note, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

9	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.